Exhibit 10.37
EIGHTH AMENDMENT TO LEASE
This Eighth Amendment to Lease (this ''Eighth Amendment") is made and entered into by and between KBSII FOUNTAINHEAD LLC, a Delaware limited liability company ("Landlord"), as successor-in-interest to US Real Estate Limited partnership ("Original Landlord"), and THE UNIVERSITY OF PHOENIX, INC., an Arizona corporation ("Tenant"), effective as of August 18, 2017 (the "Effective Date").
WITNESSETH
WHEREAS, Landlord and Tenant are parties to that certain Fountainhead Corporate Park Lease dated June 29, 2009 originally entered by and between Original Landlord and Tenant (the "Original Lease"), as amended by (i) that certain First Amendment to Lease dated August 11, :2009 (the "First Amendment"), (ii) that certain Second Amendment to Lease dated November l, 2009 (the "Second Amendment"), (iii) that certain Third Amendment to Lease dated February 19, 2010 (the "Third Amendment"), (iv) that certain Fourth Amendment to Lease dated March 11, 2011 (the "Fourth Amendment"), (v) that certain Fifth Amendment to Lease dated August 3, 2011 (the "Fifth Amendment"), (vi) that certain Sixth Amendment to Lease dated December 22,, 2011 (the ''Sixth Amendment"), and (vii) that certain Seventh Amendment to Lease dated June I, 2012 (the ''Seventh Amendment;" the Original Lease, as so amended, being the "Lease"), pursuant to which Tenant is currently leasing from Landlord certain real property and improvements located at 1625 Fountainhead Parkway, Tempe, Arizona 85282 and 1601 Fountainhead Parkway, Tempe, Arizona 85282 (collectively, the "Premises");
WHEREAS, pursuant to that certain Consent, Recognition, Non-Disturbance and Attornment Agreement of Landlord dated September 11, 2014 (the "Original Concentrix Consent") by and between Landlord, Tenant and Concentrix Corporation (''Concentrix"), as amended by that certain First Amendment to Consent, Recognition, Non-Disturbance and Attornment Agreement of Landlord dated March 3, 2015 (the "First Amendment Concentrix Consent") (such consent document, as amended, being the "Concentrix Consent"), Landlord consented to Tenant subleasing a portion cif the Premises to Concentrix;
WHEREAS, pursuant to the Original Concentrix Consent, Tenant posted a letter of credit dated September 15, 2014 issued by JP Morgan Chase Bank, N.A. (the "Letter of Credit") to secure the performance of certain obligations under the Lease as more particularly set forth in the Concentrix Consent;
WHEREAS, pursuant to the First Amendment to Concentrix Consent, the Original Letter of Credit was amended by Amendment No. 1, dated January 28, 2015 (the "First Amendment to Letter of Credit"),
WHEREAS, the Original Letter of Credit, as amended by the First Amendment, was further amended by that certain Amendment No. 2, dated June 22, 2016 (the "Second Amendment to Letter of Credit"; and together with the Letter of Credit and the First Amendment to Letter of Credit collectively, the "Original Letter of Credit"),
WHEREAS, the Original Letter of Credit was subsequently replaced with a new letter of credit, dated January 20, 2017, issued by Bank of the West, a California banking corporation ("BOTW") (the "Existing Letter of Credit");

WHEREAS, in connection with Tenant's request for consent to that certain Sublease Agreement, dated August 18, 2017, by and between Tenant and BOTW relating to a portion of the Premises (the "BOTW Sublease"), Landlord and Tenant are entering into this amendment in order to modify the requirements relating to the Existing Letter of Credit as well as provide for Tenant 'to furnish a Surety Bond (as defined in Section 3 below) to further secure certain obligations to Landlord under the Lease as more particularly set forth in the Surety Bond;
WHEREAS, the BOTW Sublease is contingent upon Landlord, BOTW and Tenant executing a Consent, Recognition, Non-Disturbance and Attornment Agreement of Master Lessor with respect to the BOTW Sublease (the "BOTW Consent'') which is currently being negotiated;
WHEREAS, Landlord and Tenant desire to amend the Lease all as more particularly provided hereinbelow;
NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, Landlord and Tenant hereby agree that the Lease is hereby modified and amended as set forth below:
1.Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease and Concentrix Consent, as applicable, unless otherwise defined in this Eighth Amendment.
2.New Letter of Credit.
(a)New Letter of Credit Amount. As of the Effective Date of this Eighth Amendment, the Existing Letter of Credit is currently in the amount of $10,300,000.00 (the "Existing Letter of Credit Amount"). The Existing Letter of Credit Amount is scheduled to reduce each year in accordance with a reduction schedule set forth in Paragraph 4 of the First Amendment Concentrix Consent. Tenant is requesting that Landlord consent to the BOTW Sublease, and in connection therewith, that Landlord enter into the BOTW Consent. As consideration for Landlord agreeing to consent to the BOTW Sublease and to enter into the BOTW Consent, Tenant hereby agrees to cause BOTW or, at Tenant's option, another bank acceptable to Landlord in Landlord's reasonable discretion (the "New Letter of Credit Issuer"), within ten (10) business days following the date the BOTW Consent is fully executed, to issue and deposit with Landlord a new letter of credit replacing the Existing Letter of Credit in form acceptable to Landlord in its reasonable discretion, providing at a minimum the following (the ''New Letter of Credit"): (i) it shall terminate no sooner than thirty (30) days following the actual expiration date of the term of the Lease, or, if it shall terminate earlier, it will automatically renew or be replaced annually unless Landlord (the beneficiary thereof) is notified in writing by the New Letter of Credit Issuer at least thirty (30) days prior to the expiry date that it will not be renewed or replaced; (ii) it shall be irrevocable; (iii) it shall be transferable to any successor to Landlord's interest under this Lease; and (iv) it shall be in the amount of the Existing Letter of Credit Amount (the "New Letter of Credit Amount"); provided that ff Tenant is not then in default under the terms of the Lease past applicable notice and cure periods set forth in the Lease, the New Letter of Credit Amount shall reduce based on the following reduction schedule (which reduction schedule shall be in lieu of the reduction schedule set forth in Paragraph 4 of the First Amendment Concentrix Consent, which such reduction schedule shall be of no further force or effect):

New Letter of Credit Adjustment Date	New Amount of New Letter of Credit
August 31, 2020	$10,299,264.00

August 31, 2021	$7,060,028.00
August 31, 2022	$10,299,264.00
Landlord shall, concurrently with the issuance and deposit of the New Letter of Credit with Landlord, return the Existing Letter of Credit to Tenant. In the event the New Letter of Credit is not delivered within the aforementioned ten (10) business day period, then, except with the reimbursement obligation set forth in the next sentence, this Eighth Amendment and Landlord's consent to the BOTW Sublease shall be deemed null and void and Landlord shall have been deemed to reasonably withheld its consent to the BOTW Sublease. Notwithstanding the foregoing to the contrary, if the Eighth Amendment is deemed null and void either due to the failure to timely deliver the New Letter of Credit and/or Surety Bond (as set forth below), then Tenant shall be qbligated to reimburse Landlord, within thirty (30) days after receipt of a written invoice, for all of its actual out.of-pocket costs incurred in connection with this Eighth Amendment, the BOTW Consent, and the other related ancillary agreements contemplated therein. Such obligation to reimburse Landlord shall survive the expiration or cancellation of this Eighth Amendment.
(b)New Letter of Credit Period. Notwithstanding anything to the contrary in Paragraph 2.3 of the Original Concentrix Consent, Tenant shall be obligated to maintain the New Letter of Credit deposited with Landlord through the expiration of the term of the Lease (the "New Letter of Credit Period") and Tenant shall be required to maintain the New Letter of Credit deposited with Landlord irrespective if Tenant's sublease with Concentrix is terminated or if Concentrix does not elect to enter into the Direct Lease Agreement with Landlord as contemplated in the Concentrix Consent.
(c)Purpose of New Letter of Credit. Tenant hereby acknowledges that the Existing Letter of Credit was originally delivered to Landlord as security for the limited purpose of securing the Rent Differential (as defined in Paragraph 2.2 of the Original Concentrix Consent). In consideration for Landlord agreeing to consent to the BOTW Sublease and to enter into the BOTW Consent, Tenant hereby acknowledges and agrees that the New Letter of Credit shall now be held by Landlord as security for all of Tenant's obligations under·the Lease, including, without limitation, for the payment of the Rent Differential as contemplated in the Concentrix Consent, any rent :differential which may occur if the Lease is terminated and as a result BOTW directly leases a portion of the Premises from Landlord as contemplated in the BOTW Consent, or for any other actual, reasonable damages arising from Tenant's default under the Lease past applicable notice and cure periods set forth in the Lease.
(d)New Letter of Credit Draw Triggering Events. Notwithstanding anything to the contrary contained in Paragraph 2.6 of the Original Concentrix Consent, Tenant hereby agrees that Landlord shall be permitted to draw upon the New Letter of Credit in the event any of the following events ("New Letter of Credit Draw Triggering Events") occur: (i) Tenant defaults past applicable notice and cure periods set forth in the Lease and Landlord sustains any damages or incurs any actual, reasonable· costs as a result thereof; (ii) there is any unpaid Rent Differential arising from any Direct Lease Agreement with Concentrix; or (iii) there is any rent differential as a result of the Lease being terminated and BOTW directly leasing a portion of the Premises from Landlord as contemplated in the BOTW Consent.

(e)Application of New Letter of Credit Proceeds Upon New Letter of Credit Draw Triggering Events. Notwithstanding anything to the contrary in Paragraph 2.6 of the Original Concentrix Consent, in the event Landlord draws upon the New Letter of Credit in accordance with the terms of Paragraph 2(d) above, then Landlord shall be permitted to apply or retain all or any part of the proceeds of the New Letter of Credit: (i) for the payment of any rent or any other sum that Tenant is or was required to pay under the Lease; (ii) for the payment of any other actual, reasonable amount which Landlord may spend or become obligated to spend by reason of Tenant's default under the Lease past applicable notice and cure periods set forth in the Lease; or (iii) to compensate Landlord for any other actual,, reasonable damages which Landlord may suffer by reason of Tenant's default under the Lease past applicable notice and cure periods set forth in the Lease, including, without limitation, costs and reasonable attorneys' fees incurred by Landlord to recover possession of the Premises following a default by Tenant under the Lease past applicable notice and cure periods set forth in the Lease, any Rent Differential arising from any Direct Lease Agreement with Concentrix, or any rent differential resulting from Lease being terminated and BOTW directly leasing a portion of the Premises from Landlord as contemplated in the BOTW Consent.
(f)Other New Letter of Credit Draw Events.
(i)New Letter of Credit Renewal. Notwithstanding anything to the contrary contained in Paragraph 2.3 of the Original Concentrix Consent, in the event that Landlord is notified in writing by the New Letter of Credit Issuer that the New Letter of Credit will not be renewed or replaced as required by the terms of Section 2(a)(i) above, and Tenant has not, at least twenty (20) days prior to the expiration of the New Letter of Credit (the "New Letter of Credit Replacement Deadline"), provided a replacement Letter of Credit to Landlord, with such replacement Letter of Credit satisfying the requirements of Section 2(a) above (the "Replacement Letter of Credit"), then Landlord shall have the right, exercisable at any time after the New Letter of Credit Replacement Deadline and prior to the date on which Tenant provides a Replacement Letter of Credit to Landlord, to draw the full amount of the New Letter of Credit and retain such amount during the New Letter of Credit Period in accordance with the terms and conditions of Section 2(f)(iii) below. In the event Landlord draws upon the New Letter of Credit after such New Letter of Credit Replacement Deadline and thereafter Tenant provides a Replacement Letter of Credit to Landlord, then Landlord shall promptly return any remaining unapplied balance of any proceeds of the New Letter of Credit to Tenant. In addition, to the extent not already refunded to Tenant, at the expiration of the New Letter of Credit Period, Landlord shall promptly return any remaining unapplied balance of any proceeds of the New Letter of Credit to Tenant.
(ii)Insolvency of New Letter of Credit Issuer. Notwithstanding anything to the contrary contained in Paragraph 2.4 of the Origina1 Concentrix Consent, if at any time during the term of the Lease the New Letter of Credit Issuer is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi governmental institution, or if there is a material adverse change in the financial or business condition of the New Letter of Credit Issuer from the Effective Date as reasonably determined by Landlord, then following written notice from Landlord, Tenant shall have ten (10) business days to replace the New Letter of Credit with a Replacement Letter of Credit. If Tenant does not replace the New Letter of Credit in accordance with the preceding sentence, then Landlord shall have the right to draw upon the New Letter of Credit and retain such amount as security during the New Letter of Credit Period in accordance with the terms and conditions of Section 2(f)(iii) below. If Tenant thereafter causes a Replacement Letter of Credit to be issued; then, upon receipt of such Replacement Letter of Credit, Landlord shall promptly return any remaining unapplied balance of any proceeds of the New Letter of Credit to Tenant.
(iii)New Letter of Credit Proceeds. In the event Landlord has drawn down on the New Letter of Credit in accordance with either Section 2(f)(i) or Section 2(f)(ii) above (such Letter of Credit proceeds being hereinafter referred to as the "L/C Proceeds") or Tenant has paid to Landlord a cash Security Deposit 'in accordance with Section 2(g) below, then Landlord hereby agrees that such L/C Proceeds or Security Deposit shall be held in a separate account and shall not be commingled with Landlord's other funds. Promptly following Tenant's 'Mitten request, Landlord shall provide Tenant with the name and address of the applicable financial institution where the L/C Proceeds or Security Deposit are being held, the account number with respect thereto and such other information as is reasonably required in order to confirm that the L/C Proceeds or Security Deposit, as applicable, are in fact being held in a separate account. In such event, the L/C Proceeds or Security Deposit, as applicable, shall be held as security for Tenant's obligations hereunder and shall not be deemed part of Landlord 's bankruptcy estate in the event Landlord files (or has an involuntary petition filed against it) for bankruptcy relief. In the event Landlord is holding such L/C Proceeds and/or Security Deposit, such L/C Proceeds and/or Security Deposit shall be subject to the same annual reduction schedule as set forth in Section 2(a) above. Accordingly, upon each New Letter of Credit Adjustment Date, Landlord shall refund to Tenant any portion then being held in excess of the applicable New Amount of Letter of Credit as of.each New Letter of Credit Adjustment Date. Promptly following any bankruptcy filing made by Landlord or any involuntary bankruptcy petition filed against Landlord, Landlord shall provide written notice to Tenant of such bankruptcy filing. In the event Landlord is holding either the L/C Proceeds and/or Security Deposit, then Tenant may elect in writing on a month to month basis to have a portion of such L/C Proceeds and/or Security Deposit applied to any obligations of Tenant to Landlord hereunder as and when they would become due hereunder. Notwithstanding the foregoing, in no event shall Tenant be permitted to apply portions of the Security Deposit and/or L/C Proceeds at any time that would result in the balance of such Security Deposit and/or L/C Proceeds falling below the New Amount of New Letter of Credit amount for the next occurring New Letter of Credit Adjustment Date in accordance with the reduction schedule set forth in Section 2(a) above.
(g)Security Deposit. At any time during which the New Letter of Credit is required to be maintained hereunder, Tenant shall have the right to substitute a cash security deposit (the "Security Deposit"), which Security Deposit shall be paid to Landlord and held in accordance with the terms of Section 2(f)(iii) above. The amount of such Security Deposit, if applicable, shall be subject to the same reductions applicable to the New Letter of Credit as of each New Letter of Credit Adjustment Date.
(h)Expiration of New Letter of Credit Period. Upon expiration of the New Letter of Credit Period, Landlord shall promptly return the New Letter of Credit or Security Deposit, if applicable, or any remaining unapplied balance of any proceeds thereof, to Tenant.
3.Surety Bond. As further consideration for and as a condition precedent to Landlord agreeing to consent to the BOTW Sublease and to enter into the BOTW Consent, Tenant hereby agrees to deliver to Landlord, within ten (10) business days following the date the BOTW Consent is fully executed, a surety bond issued by a surety carrier acceptable to Landlord in its reasonable discretion (the "Surety") in substantially the form as attached hereto,as Exhibit A (the "Surety Bond"). In the event that the Surety Bond is not delivered within such ten (10) business day period, then, except for the Tenant's reimbursement obligation set forth in Paragraph 2(a) above, this Eighth Amendment and Landlord's consent to the BOTW Sublease shall be deemed null and void and Landlord shall have been deemed to reasonably have withheld its consent to the BOTW Sublease. In the event the :financial rating of the Surety .is downgraded to an A.M. Best rating below A VII at any time during the term of the Lease, then, within thirty (30) days following receipt by Tenant of Landlord's written request, Tenant shall replace the Surety Bond with a new surety bond in substantially the same form as the Surety Bond issued by a new surety carrier acceptable to Landlord in its reasonable discretion.
4.Guaranty. APOLLO EDUCATION GROUP, INC., an Arizona corporation formerly known as Apollo Group, Inc. (the "Guarantor"), executed that certain Guaranty dated as of June 29, 2009, in favor of Landlord under the Lease (the "Guaranty"), for the benefit of Tenant. The effectiveness of this Eighth Amendment shall be subject to and conditioned upon Guarantor joining in the execution of this Eighth Amendment, and such execution shall evidence only: (i) the consent of Guarantor to the terms and conditions of this Eighth Amendment; (ii) the agreement of Guarantor that the Guaranty is and shall remain in full force and effect following the execution of this Eighth Amendment; and (iii) the liability of Guarantor under the Guaranty shall extend to and cover all of the obligations of Tenant under the Lease, as amended by this Eighth Amendment.
5.Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dea1ing:s with any broker or agent in connection with the negotiation or execution of this Eighth Amendment, and Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any and all-costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent claiming to have represented the indemnifying party with respect to this Eighth Amendment or the transactions evidenced hereby.
6.Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all their respective terms and conditions. In the event of any conflict between the terms and provisions of this Eighth Amendment and the terms and provisions of the Lease, the terms and provisions of this Eighth Amendment shall supersede and control.
7.Counterparts/Facsimile Signatures. This Eighth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Eighth Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.
8.BOTW Consent. If the BOTW Consent is not fully executed by Landlord, BOTW and Tenant on or before the thirtieth (30th) day following the Effective Date, then., except for Tenant's reimbursement obligation set forth in Paragraph 2(a), this Eighth Amendment shall automatically terminate and be of no further force or effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment on the dates set forth in the respective signature blocks below, to be effective for all purposes, however, as of the Effective Date.

LANDLORD:
KBSII FOUNTAINHEAD, LLC,
a Delaware limited liability company

By:	KBS Capital Advisors, LLC,
a Delaware limited liability company,
as agent

By:	/s/ Tim Helgeson
Tim Helgeson
Senior Vice President

Date:	August 18, 2017
TENANT:
THE UNIVERSITY OF PHOENIX, INC.,
an Arizona corporation

By: /s/ Byron Jones
Name: Byron Jones
Title: CFO
Date: August 18, 2017

JOINDER

APOLLO EDUCATION GROUP, INC., an Arizona corporation, acting in its capacity as Guarantor, join in the execution of this Eighth Amendment to Lease for the purposes specified in Paragraph 4 of this Eighth Amendment to Lease.
GUARANTOR:
APOLLO EDUCATION GROUP, INC., an
Arizona corporation
By: /s/ Gregory J. Iverson
Name: Gregory J. Iverson
Title: SVP, CFO
Date: August 18, 2017

EXHIBIT A
Form of Surety Bond
FINANCIAL GUARANTEE BOND

BOND NO:
Effective Date:
KNOW ALL BY THESE PRESENTS:
That UNIVERSITY OF PHOENIX, INC., an Arizona corporation, with a usual place of business at c/o Apollo Education Group, Inc., 4025 South Riverpoint Parkway, Phoenix, Arizona, Mail Stop: CF-K205, Attn: Lease Administrator (hereinafter "Principal") and [_______________], a _______________ corporation organized under the Laws of the State of [___________] and authorized to transact the business of Surety in the State of [________________] (hereinafter "Surety"), are held and firmly bound unto KBSII FOUNTAINHEAD LLC, a Delaware limited liability company, or its successors or assigns (hereinafter "Obligee" ) in the penal sum of Five Million Dollars ($5,000,000.00), lawful money of the United States of America, to be paid to the said Obligee, or their successors or assigns, for which payment well and truly to be made, we and each of us do hereby bind ourselves, and each of our heirs, executors, administrators, successors and assigns, jointly and severally, firmly by these presents.
THE CONDITION OF THE ABOVE OBLIGATION IS SUCH:
WHEREAS, the Principal and Obligee are parties to a Fountainhead Corporate Park Lease dated June 29, 2009, as amended from time to time (as so amended being the"Lease"), pursuant to which Principal leases certain premises from Obligee located at 1601 Fountainhead Parkway, Tempe, Arizona 85282 and 1625 Fountainhead Parkway, Tempe, Arizona 85282, and
WHEREAS, the Principal has deposited with Obligee a letter of credit (the "Letter of Credit") and a provided to Obligee a corporate guaranty (the ''Guaranty") in order to secure its performance under the Lease;
WHEREAS, for consideration provided by Obligee, the adequacy and sufficiency is hereby acknowledge, Principal has agreed to provide Obligee with this bond as further security for its performance under the Lease to secure payment per the term of the Lease and;
WHEREAS, in accordance with the terms of the Lease, this bond shall be held by the Obligee as financial security according to the terms of the Lease.
NOW, THEREFORE, in the event that Principal fully and completely performs all obligations of Tenant under the Lease for the remainder of the term of the Lease, then this Bond shall thereafter be null and void and of no further force or effect.
PROVIDED FURTHER, that this bond is executed by the Principal and Surety and accepted by the Obligee upon the following express conditions:
1.Subject to the last sentence of Paragraph 3 below, the liability of the Surety on this bond shall not exceed the sum of Five Million Dollars ($5,000,000.00) dollars in the aggregate (the "Original Bond Amount"); provided that if Principal is not in default under the terms of the Lease past applicable notice and cure periods set forth in the Lease, Obligee hereby agrees that the Original Bond Amount shall be reduced based on the following reduction schedule (each reduced amount, as and when reduced, the "Applicable Bond Amount"):

Bond Amount Adjustment Date	Applicable Bond Amount

August 31, 2019	$3,029,210.00
August 31, 2020	$0.00
2.In the event of any default of the Principal herein, (1) in the payment of any amounts as and when due under the Lease (as the same may be amended from time to time) where such default continues beyond any applicable notice and cure periods set forth in the Lease, or (2) any voluntary or involuntary bankruptcy, insolvency or other proceeding commenced by or against Principal that is not discharged or withdrawn within ninety (90) days following filing (each, a "Default"),'the Surety shall be given written notice ("Damages Notice") by the Obligee of such Default by certified mail to the Surety at its office: at ____________________. Obligee's written notice shall provide an estimate of the actual, reasonable damages sustained (or which will be sustained) by Obligee as a result of such default by Principal (collectively, "Damages") and, within ten (10) business days after receipt of Obligee's written statement to Surety, Surety shall pay to Obligee the amount of such Damages; provided, however, subject to the last sentence of Paragraph 3 below, in no event shall the total Damages paid to Obligee exceed the amount of the Applicable Bond Amount as of the date of the Damages Notice. The obligations of Surety shall in no way be released, changes, modified or discharged as a result of any assignment or sublease or Principal's interest in the Lease.
3.Surety hereby acknow1edges and agrees that Obligee shall not be required to pursue Principal for any Default under the Lease or the guarantor under the Guaranty or apply the proceeds of the Letter of Credit. Obligee, in its sole discretion, shall be permitted to demand payment under this bond first, at its election, without being required to exhaust the Letter of Credit, Guaranty or any claim against the Principal. The obligation of the Surety is primary and independent of Principal's obligations under the Lease and may be enforced directly against the Surety independently of and without proceeding against the Principal or exhausting or pursuing any remedy against Principal or any other person or entity. The liability of Surety hereunder shall not be released or otherwise affected by (i) the release or discharge of Principal in any insolvency, bankruptcy, reorganization,,receivership, or other debtor relief proceeding involving Principal (collectively "proceeding for relief'); (ii) the impairment. limitation. or modification of the liability of Principal or the estate of Principal in any proceeding for relief, or of any remedy for the enforcement of Principal's liability under the Lease, resulting from the operation of any law relating to bankruptcy, insolvency, or similar proceeding or other law or from the decision in any court; (iii) the rejection or disaffirmance of the Lease in any proceeding for relief; or (iv) the cessation from any cause whatsoever of the liability of Principal. Surety agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by Obligee in enforcing the terms of this bond and such reimbursement of costs and expenses shall be in addition to the total Applicable Bond Amount.
4.Whereas, the Obligee has agreed to accept this Bond, this Bond shall be effective for the definite period of August __, 2017 to August __, 2018. The Bond may be extended, at the sole option of the Surety, by continuation certificate for additional periods from the expiry date hereof The Surety shall provide at least thirty (30) days prior written notice of its intent to non-renew prior to expiry date. In the event that the Surety delivers such Cancellation Notice and Tenant fails to replace this Bond with another Bond issued by a third party surety reasonably acceptable to Obligee, then it shall be deemed a Default under the Lease.

5.This bond is transferrable by Obligee to any successor-in-interest to Obligee under the Lease. This bond shall be governed by the laws of the State or Arizona.
6.This bond sets forth in full the terms of Surety's obligation to pay Obligee and such obligation shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this bond is referred to or to which this bond relates and any such reference shall not be deemed to incorporate herein by reference to any document or instrument. Surety's obligation herein are in no way contingent upon reimbursement with respect thereto.
SIGNED, SEALED, AND DATED this day of _______________, 2017.
PRINCIPAL
THE UNIVERSITY OF PHOENIX, INC.
an Arizona corporation

By: ______________________
Name: ____________________
Title: _____________________
SURETY

By: ______________________
, Attorney-in-Fact